Exhibit 99.1

ROYAL CARIBBEAN GROUP REPORTS THIRD QUARTER RESULTS, INCREASES FULL YEAR GUIDANCE AND ANNOUNCES A NEW EXCLUSIVE DESTINATION
Expands its vacation ecosystem with the introduction of Royal Beach Club Santorini

MIAMI – October 28, 2025 – Royal Caribbean Group (NYSE: RCL) today reported third quarter Earnings per Share ("EPS") of $5.74 and Adjusted EPS of $5.75. These results were better than the company's guidance primarily due to higher than expected close-in demand and lower costs. The company is raising its full year 2025 Adjusted EPS guidance to $15.58 to $15.63, representing 32% year-over-year growth. This increase is mainly driven by the better-than-expected third quarter performance which is more than offsetting the minimal impact in the fourth quarter from recent adverse weather, and the unplanned extension of the temporary closure of one of the company's exclusive destinations in Labadee, Haiti.

"We continue to see strong momentum across our business, powered by accelerated demand, growing loyalty, and guest satisfaction that is at all-time highs. Our commercial flywheel - combining innovative ships, distinctive destinations, and world-class brands - continues to drive sustained growth and guests' trust in our ability to deliver the best vacation experiences responsibly," said Royal Caribbean Group President and CEO Jason Liberty. "Looking ahead, while it's still early in the planning process, our strong booked position gives us confidence for 2026 and beyond. With our proven formula of moderate yield growth, strong cost controls, and disciplined capital allocation, we expect 2026 earnings per share to have a $17 handle, positioning us well to achieve our 2027 Perfecta targets."

"Today's announcement of the new Royal Beach Club Santorini, opening in 2026, reflects our vision to redefine how the world vacations and increases our land-based destination portfolio from two to eight by 2028," added Liberty. "We are focused on building for the future through innovative ships, a growing portfolio of exclusive destinations, technology, and AI that enhance every step of the guest journey. Together, these investments strengthen guest loyalty and attract new travelers, positioning us to win more share of the fast-growing $2 trillion vacation market and further setting us up for robust shareholder returns well beyond the Perfecta target period."

Third Quarter 2025:
•Load factor in the third quarter was 112%.
•Gross Margin Yields were up 3.8% as-reported. Net Yields were up 2.8% as-reported and 2.4% in Constant Currency.
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 2.7% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 4.8% as-reported and 4.3% in Constant Currency.
•Total revenues were $5.1 billion, Net Income was $1.6 billion or $5.74 per share, Adjusted Net Income was $1.6 billion or $5.75 per share, and Adjusted EBITDA was $2.3 billion.

Full Year 2025 Outlook:
•Net Yields are expected to increase 3.5% to 4.0% on both an as-reported and Constant Currency basis.
•NCC, excluding Fuel, per APCD is expected to increase approximately 0.1% as-reported and decline approximately (0.1%) in Constant Currency.
•Adjusted EPS is expected to grow approximately 32% year over year and be in the range of $15.58 to $15.63.

Third Quarter 2025 Results
Net Income for the third quarter of 2025 was $1.6 billion or $5.74 per share compared to Net Income of $1.1 billion or $4.21 per share for the same period in the prior year. Adjusted Net Income was $1.6 billion or $5.75 per share for the third quarter of 2025 compared to Adjusted Net Income of $1.4 billion or $5.20 per share for the same period in the prior year. The company also reported total revenues of $5.1 billion and Adjusted EBITDA of $2.3 billion.

Capacity for the third quarter was up 2.9% year over year and the company delivered memorable vacations to 2.5 million guests, a 7% increase year over year at high guest satisfaction scores. Gross Margin Yields increased 3.8% as-reported, and Net Yields increased 2.8% as-reported (2.4% in Constant Currency). Load factor for the quarter was 112%, up one percentage point versus the prior year, driven by contribution of new ships that carry higher load factors, and improvements on a like for like basis. As expected, Net Yield growth in the quarter was driven mainly by like for like hardware, and was supported by both ticket pricing and onboard spend across the portfolio.

Gross Cruise Costs per APCD increased 2.7% as-reported, compared to the third quarter of 2024. NCC, excluding Fuel, per APCD increased 4.8% as-reported (4.3% in Constant Currency), when compared to the third quarter of 2024. Notably, cost growth was nearly (200) bps lower than the company's guidance, reflecting continued strong execution across its operations and disciplined cost management.

Update on Bookings and Onboard Revenue
The company continues to be encouraged by the demand and pricing environment for its vacation experiences. Booked load factors remain within historical ranges at record rates for both 2025 and 2026. Since the last earnings call, bookings are up on both new hardware and like for like hardware, with particular acceleration for close-in sailings. Bookings for 2026 have come in at rates that are well above the prior year, resulting in a year-over-year rate growth at the high end of historical ranges. Guest spending onboard and pre-cruise purchases continue to exceed prior years, driven by greater participation at higher prices. Approximately 50% of onboard revenue during the third quarter was booked pre-cruise, with nearly 90% of pre-cruise purchases being made through digital channels.
“Looking ahead, we see strong momentum across our portfolio of brands and the differentiated experiences that they provide as consumers continue to prioritize vacations,” said Jason Liberty, president and CEO, Royal Caribbean Group. "From the launch of Star of the Seas and the overwhelming response to Celebrity River - with all initially available deployment selling out almost immediately - to the upcoming debuts of Celebrity Xcel and Royal Beach Club Paradise Island, these game-changing investments exemplify how we continue to raise the bar for our guests and expand the reach of our growing vacation ecosystem."
Fourth Quarter 2025
Capacity in the fourth quarter is expected to increase 10.3% compared to fourth quarter 2024, driven by the introduction of Star of the Seas during the third quarter, Celebrity Xcel in mid-November, and fewer drydock days. Net Yields are expected to increase 2.6% to 3.1% as-reported and 2.2% to 2.7% in Constant Currency. The expected growth in yield is driven by both ticket and onboard spend, as well as new and like for like hardware. Yield growth in the fourth quarter is on top of 7.3% growth in the fourth quarter of 2024. Fourth quarter Net Yield growth is marginally impacted by weather events and the unplanned extension of the temporary closure of Labadee, Haiti.

NCC, excluding Fuel, per APCD, is expected to decrease (6.2%) to (5.7%) as-reported and (6.6%) to (6.1%) in Constant Currency as compared to the same period in the prior year.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be in the range of $2.74 to $2.79.

New Exclusive Destination - Royal Beach Club Santorini
Royal Caribbean Group continues to strategically invest in expanding its unrivaled portfolio of destinations and experiences – deepening its competitive moat, strengthening its vacation ecosystem and creating new ways to deliver extraordinary vacations that resonate with guests.

Today the company announced plans to bring the ultimate day to Santorini. Set to open in summer 2026, Royal Beach Club Santorini will welcome vacationers from Royal Caribbean and Celebrity Cruises and combine the breathtaking volcanic beaches of this iconic Greek island with the company's signature experiences alongside the vibrant Grecian spirit and culture to create the ultimate Santorini experience. The beach club will be part of an Ultimate Santorini Day that will include a day of exploring the gems of the island, from the white-washed buildings and blue-domed churches in Oia, to a stroll through the shops, cafes and art galleries in Fira. Vacationers will have the opportunity to check off these bucket list items while also enjoying the Mediterranean vibes of the beach club.

As the first Royal Beach Club experience readies to launch in The Bahamas this December, Royal Beach Club Santorini is the latest in the company’s growing lineup of exclusive land-based destinations, which includes the top-rated Perfect Day at CocoCay, which disrupted the cruise industry and redefined the future of cruise vacations. With this announcement, the company extends its offering from two to eight land-based destinations by 2028.

This exciting lineup of land-based initiatives strengthens Royal Caribbean Group’s strategy to extend its brands’ reach beyond the ship and deepen guest engagement, while creating lasting benefits for local communities – all while advancing the company’s mission to deliver the best vacation experiences responsibly.

Fuel Expense
Bunker pricing, net of hedging, for the third quarter was $694 per metric ton and consumption was 428,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel prices, the company has included $286 million of fuel expense in its fourth quarter guidance at a forecasted consumption of 438,000 metric tons, which is 68% hedged via swaps. Forecasted consumption is 68%, 60%, 47%, and 26% hedged via swaps for 2025, 2026, 2027, and 2028, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $480, $474, $393, and $416 for 2025, 2026, 2027, and 2028, respectively.

The company provided the following guidance for the fourth quarter and full year 2025:

FUEL STATISTICS	Fourth Quarter 2025	Full Year 2025
Fuel Consumption (metric tons)	438,000	1,712,000
Fuel Expenses	$286 million	$1,140 million
Percent Hedged (fwd. consumption)	68%	68%

GUIDANCE	As-Reported	Constant Currency
Fourth Quarter 2025
Net Yields vs. 2024	2.6% to 3.1%	2.2% to 2.7%
Net Cruise Costs per APCD vs. 2024	(6.6%) to (6.1%)	(6.9%) to (6.4%)
Net Cruise Costs per APCD ex. Fuel vs. 2024	(6.2%) to (5.7%)	(6.6%) to (6.1%)
Full Year 2025
Net Yields vs. 2024	3.5% to 4.0%	3.5% to 4.0%
Net Cruise Costs per APCD vs. 2024	Approximately (1.0%)	Approximately (1.2%)
Net Cruise Costs per APCD ex. Fuel vs. 2024	Approximately 0.1%	Approximately (0.1%)

GUIDANCE	Fourth Quarter 2025	Full Year 2025
APCDs	14.0 million	53.3 million
Capacity change vs. 2024	10.3%	5.5%
Depreciation and amortization	$445 to $455 million	$1,705 to $1,715 million
Net Interest, excluding loss on extinguishment of debt	$245 to $255 million	$945 to $955 million
Adjusted EPS	$2.74 to $2.79	$15.58 to $15.63

SENSITIVITY	Fourth Quarter 2025	Full Year 2025
1% Change in Net Yields	$34 million	$141 million
1% Change in NCC excluding Fuel	$19 million	$68 million
	Fourth Quarter 2025	Remainder of Year 2025
1% Change in Currency	$5 million	$5 million
10% Change in Fuel prices	$13 million	$13 million
100 basis pt. Change in SOFR	$1 million	$1 million

Exchange rates used in guidance calculations
GBP	$1.33
AUD	$0.65
CAD	$0.71
EUR	$1.16

Liquidity and Financing Arrangements
As of September 30, 2025, the company’s liquidity position was $6.8 billion, which includes cash and cash equivalents and revolving credit facility capacity.

During the third quarter, the company repurchased approximately 1.3 million shares under its existing share repurchase program. As of September 30, 2025, approximately $345 million remained available for repurchase under the current authorization. In September, the board of directors authorized a 33% increase to the company's quarterly dividend to $1.00 per common share. Since July 2024, the company has returned $1.6 billion of capital to shareholders through dividends and share repurchases.

In October 2025, the company issued $1.5 billion of 5.375% senior unsecured notes due 2036. Proceeds were used to opportunistically finance the delivery of Celebrity Xcel at a lower cost, as well as refinance other debt. In conjunction with the offering, S&P Global Ratings revised its outlook on Royal Caribbean Group to Positive and affirmed its BBB- rating, while Fitch Ratings upgraded the company’s credit rating to BBB with a Stable outlook. These actions reflect continued progress in strengthening the balance sheet, consistent performance, and disciplined capital allocation.

"We believe our strong balance sheet allows us the flexibility to continue to invest in growth and innovation, expand capital return to shareholders, and maintain investment grade balance sheet metrics," said Naftali Holtz, chief financial officer, Royal Caribbean Group.

The company noted that as of June 30, 2025, the scheduled debt maturities for the remainder of 2025, 2026, 2027, and 2028 were $0.5 billion, $3.1 billion, $2.7 billion and $3.2 billion, respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2025 are expected to be approximately $5 billion, based on current foreign exchange rates, and are predominantly related to the new ship order book and land-based destination initiatives. Non-new ship related capital expenditures are expected to be approximately $1.5 billion. During the third quarter, the company closed on its previously announced acquisition of Costa Maya in Mexico.

Capacity changes for 2025 are expected to be 5.5% compared to 2024. Capacity changes for 2026, 2027, and 2028 are expected to be 6%, 4%, and 6%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Earnings per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other expense (income), (ii) equity investment impairment, recovery of losses, and other, (iii) restructuring charges and other initiative expenses, and (iv) impairment losses.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

Adjusted Gross Margin represents Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expense. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd., excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt and inducement expense, (ii) the amortization of the Silversea intangible assets resulting from the Silversea acquisition, (iii) restructuring charges and other initiative expenses, (iv) equity investments impairment, recovery of losses, and other, (v) impairment losses, (vi) gain on sale of noncontrolling interest, and (vii) tax on the sale of PortMiami noncontrolling interest.

Adjusted Operating Income represents operating income including income from equity investments and income taxes but excluding certain items for which we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Margin Yields represent Gross Margin per APCD.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Net Cruise Costs and Net Cruise Costs Excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses, and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. For the periods presented, Net Cruise Costs and Net Cruise Costs Excluding Fuel excludes (i) restructuring charges and other initiative expenses, and (ii) impairment losses.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Perfecta Program refers to the multi-year Adjusted EPS and ROIC goals we are seeking to achieve by end of 2027. Under our Perfecta Program, we are targeting 20% compound annual growth rate in Adjusted EPS compared to 2024 and ROIC of 17% or higher by the end of 2027.

Return on Invested Capital ("ROIC") represents Adjusted Operating Income divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is a vacation industry leader with a global fleet of 68 ships across its five brands traveling to all seven continents. With a mission to deliver the best vacations responsibly, Royal Caribbean Group serves millions of guests each year through its portfolio of best-in-class brands, including Royal Caribbean, Celebrity Cruises, and Silversea; and an expanding portfolio of land-based vacation experiences through Perfect Day at CocoCay and Royal Beach Club collection. The company also owns a 50% joint venture interest in TUI Cruises, which operates the German Brands Mein Schiff and Hapag-Lloyd Cruises. With a rich history of innovating, Royal Caribbean Group continually delivers exciting new products and guest experiences that help shape the future of leisure travel. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2025 and beyond; anticipated timing for launch of new private destinations; expected offerings for Royal Beach Club Santorini; our progress toward achievement of our Perfecta Program; demand for our brands; and expectations regarding our credit profile. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” "focused on," “goal,” “intend,” “may,” “plan,” “project,” "shaping up," "position," "allows," “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of the economic and geopolitical environment, including changing tariffs and the related uncertainty thereof, on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; changes in operating costs; the unavailability or cost of air service; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; the effects of weather, climate events and/or natural disasters on our business; risks related to our sustainability activities; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; unavailability of ports of call; vacation industry competition and increase in industry capacity and overcapacity; inability to manage our cost and capital allocation strategies; the uncertainties of conducting business globally and expanding into new markets and new ventures, including potential acquisitions; issues with travel advisers that sell and market our cruises; reliance on third-party service providers; potential unavailability of insurance coverage; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; uncertainties of a foreign legal system as we are not incorporated in the United States; our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; the impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; our ability to recruit, develop and retain high quality personnel; and pending or threatened litigation, investigations and enforcement actions.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Passenger ticket revenues	$3,637	$3,471	$9,579	$8,900
Onboard and other revenues	1,502	1,415	4,097	3,824
Total revenues	5,139	4,886	13,676	12,724
Cruise operating expenses:
Commissions, transportation and other	696	688	1,823	1,758
Onboard and other	312	289	775	726
Payroll and related	342	328	1,010	959
Food	264	251	750	697
Fuel	297	290	854	876
Other operating	569	545	1,630	1,584
Total cruise operating expenses	2,479	2,391	6,841	6,600
Marketing, selling and administrative expenses	522	451	1,593	1,452
Depreciation and amortization expenses	435	410	1,265	1,190
Operating Income	1,702	1,634	3,977	3,482
Other income (expense):
Interest income	3	4	17	13
Interest expense, net of interest capitalized	(248)	(603)	(725)	(1,324)
Equity investment income	158	106	313	203
Other expense	(36)	(26)	(54)	(37)
	(123)	(519)	(448)	(1,145)
Net Income	1,579	1,115	3,529	2,337
Less: Net Income attributable to noncontrolling interest	4	4	15	12
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,575	$1,111	$3,514	$2,325
Earnings per Share:
Basic	$5.79	$4.22	$12.97	$8.98
Diluted	$5.74	$4.21	$12.83	$8.91
Weighted-Average Shares Outstanding:
Basic	272	263	271	259
Diluted	274	264	275	280

Comprehensive Income (Loss)
Net Income	$1,579	$1,115	$3,529	$2,337
Other comprehensive income (loss):
Foreign currency translation adjustments	(2)	(10)	(28)	—
Change in defined benefit plans	(2)	6	(2)	3
(Loss) gain on cash flow derivative hedges	(5)	(95)	304	(82)
Total other comprehensive (loss) income	(9)	(99)	274	(79)
Comprehensive Income	1,570	1,016	3,803	2,258
Less: Comprehensive Income attributable to noncontrolling interest	4	4	15	12
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$1,566	$1,012	$3,788	$2,246
__________________________________________________________________________________
Certain amounts may not add due to use of rounded numbers.

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Passengers Carried	2,466,039	2,310,220	6,961,768	6,404,844
Passenger Cruise Days	15,356,271	14,785,828	43,402,497	41,165,985
APCD	13,698,886	13,316,981	39,299,263	37,836,007
Occupancy	112.1%	111.0%	110.4%	108.8%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	September 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$432	$388
Trade and other receivables, net	356	371
Inventories	269	265
Prepaid expenses and other assets	652	670
Derivative financial instruments	178	11
Total current assets	1,887	1,705
Property and equipment, net	34,620	31,831
Operating lease right-of-use assets	628	677
Goodwill	808	808
Other assets	2,166	2,049
Total assets	$40,109	$37,070
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$3,074	$1,603
Current portion of operating lease liabilities	85	74
Accounts payable	828	919
Accrued expenses and other liabilities	1,847	1,635
Derivative financial instruments	31	90
Customer deposits	5,604	5,496
Total current liabilities	11,469	9,817
Long-term debt	17,203	18,473
Long-term operating lease liabilities	613	670
Other long-term liabilities	536	375
Total liabilities	29,821	29,335

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 303,038,156 and 297,368,235 shares issued, September 30, 2025 and December 31, 2024, respectively)	3	3
Paid-in capital	7,921	7,831
Retained earnings	5,443	2,612
Accumulated other comprehensive loss	(528)	(802)
Treasury stock (30,849,088 and 28,468,430 common shares at cost, September 30, 2025 and December 31, 2024, respectively)	(2,747)	(2,081)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	10,092	7,563
Noncontrolling Interests	196	172
Total shareholders’ equity	10,288	7,735
Total liabilities and shareholders’ equity	$40,109	$37,070

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net Income	$3,529	$2,337
Adjustments:
Depreciation and amortization	1,265	1,190
Net deferred income tax expense	15	15
(Gain) loss on derivative instruments not designated as hedges	(45)	8
Share-based compensation expense	136	109
Equity investment income	(313)	(203)
Amortization of debt issuance costs, discounts and premiums	72	76
Loss on extinguishment of debt and inducement expense	10	456
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(34)	(13)
Increase in inventories	(4)	(17)
Increase in prepaid expenses and other assets	(42)	(110)
(Decrease) increase in accounts payable trade	(100)	53
Increase (decrease) in accrued expenses and other liabilities	19	(142)
Increase in customer deposits	108	13
Dividends received from unconsolidated affiliates	263	27
Other, net	(37)	(1)
Net cash provided by operating activities	4,842	3,798
Investing Activities
Purchases of property and equipment	(3,722)	(2,716)
Cash received on settlement of derivative financial instruments	144	14
Cash paid on settlement of derivative financial instruments	(12)	(61)
Investments in and loans to unconsolidated affiliates	(94)	(47)
Cash received on loans from unconsolidated affiliates	126	13
Other, net	25	(8)
Net cash used in investing activities	(3,533)	(2,805)
Financing Activities
Debt proceeds	3,162	9,358
Debt issuance costs	(100)	(120)
Repayments of debt	(3,075)	(9,969)
Premium on repayment of debt	(2)	(290)
Repurchase of common stock	(655)	—
Dividends paid	(552)	—
Other, net	(50)	(49)
Net cash used in financing activities	(1,272)	(1,070)
Effect of exchange rate changes on cash and cash equivalents	7	(2)
Net increase (decrease) in cash and cash equivalents	44	(79)
Cash and cash equivalents at beginning of period	388	497
Cash and cash equivalents at end of period	$432	$418

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended September 30,
	2025	2024
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$709	$998
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$83	$52
Non-cash Financing Activity
Non-cash inducement on convertible notes exchange	$7	$104

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD were calculated by dividing Gross Margin and Adjusted Gross Margin by APCD, and Adjusted Gross Margin by PCD as follows (in millions, except APCD, PCD, Yields, and Adjusted Gross Margin per PCD. Certain amounts may not add due to use of rounded numbers; reported Adjusted Gross Margin, Yields and per PCD amounts are calculated from the underlying dollar amounts):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2025	2025 On a Constant Currency Basis	2024	2025	2025 On a Constant Currency Basis	2024
Total revenue	$5,139	$5,118	$4,886	$13,676	$13,680	$12,724
Less:
Cruise operating expenses	2,479	2,467	2,391	6,841	6,826	6,600
Depreciation and amortization expenses	435	435	410	1,265	1,265	1,190
Gross Margin	2,225	2,216	2,085	5,570	5,589	4,934
Add:
Payroll and related	342	342	328	1,010	1,010	959
Food	264	264	251	750	749	697
Fuel	297	297	290	854	854	876
Other operating	569	563	545	1,630	1,621	1,584
Depreciation and amortization expenses	435	435	410	1,265	1,265	1,190
Adjusted Gross Margin	$4,131	$4,117	$3,909	$11,077	$11,088	$10,240

APCD	13,698,886	13,698,886	13,316,981	39,299,263	39,299,263	37,836,007
Passenger Cruise Days	15,356,271	15,356,271	14,785,828	43,402,497	43,402,497	41,165,985
Gross Margin Yields	$162.39	$161.76	$156.52	$141.73	$142.23	$130.39
Net Yields	$301.58	$300.52	$293.46	$281.87	$282.15	$270.63
Adjusted Gross Margin per PCD	$269.03	$268.09	$264.30	$255.22	$255.47	$248.74

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields and Net Yields were calculated by dividing Gross Margin and Adjusted Gross Margin by APCD as follows (in millions, except APCD, PCD and Yields). Certain amounts may not add due to use of rounded numbers; reported Adjusted Gross Margin, and Yields amounts are calculated from the underlying dollar amounts):

Year Ended December 31,
2019
Total revenue	$10,951
Less:
Cruise operating expenses	6,063
Depreciation and amortization expenses	1,246
Gross Margin	3,642
Add:
Payroll and related	1,079
Food	584
Fuel	698
Other operating	1,406
Depreciation and amortization expenses	1,246
Adjusted Gross Margin	$8,655

APCD	41,432,451
Passenger Cruise Days	44,803,953
Gross Margin Yields	$87.90
Net Yields	$208.89

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in millions, except APCD and costs per APCD. Certain amounts may not add due to use of rounded numbers; reported Gross Cruise Costs, Net Cruise Costs, Net Cruise Costs excluding Fuel, and per APCD amounts are calculated from the underlying dollar amounts):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2025	2025 On a Constant Currency Basis	2024	2025	2025 On a Constant Currency Basis	2024
Total cruise operating expenses	$2,479	$2,467	$2,391	$6,841	$6,826	$6,600
Marketing, selling and administrative expenses	522	520	451	1,593	1,593	1,452
Gross Cruise Costs	3,001	2,987	2,842	8,434	8,418	8,052
Less:
Commissions, transportation and other	696	691	688	1,823	1,820	1,758
Onboard and other	312	310	289	775	771	726
Net Cruise Costs including other costs	1,993	1,986	1,865	5,836	5,827	5,568
Less:
Restructuring charges and other initiative expenses (1)	1	1	2	7	7	5
Impairment losses (2)	—	—	—	—	—	6
Net Cruise Costs	1,992	1,985	1,863	5,829	5,820	5,557
Less:
Fuel	297	297	290	854	854	876
Net Cruise Costs Excluding Fuel	$1,695	$1,688	$1,573	$4,976	$4,966	$4,681

APCD	13,698,886	13,698,886	13,316,981	39,299,263	39,299,263	37,836,007
Gross Cruise Costs per APCD	$219.09	$218.05	$213.42	$214.61	$214.21	$212.82
Net Cruise Costs per APCD	$145.44	$144.88	$139.87	$148.33	$148.10	$146.88
Net Cruise Costs Excluding Fuel per APCD	$123.75	$123.20	$118.12	$126.61	$126.38	$123.73

(1) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(2) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. This amount is included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin were calculated as follows (in millions, except APCD and per APCD data. Certain amounts may not add due to use of rounded numbers; reported EBITDA, Adjusted EBITDA, and per APCD and Margin amounts are calculated from the underlying dollar amounts):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,575	$1,111	$3,514	$2,325
Interest income	(3)	(4)	(17)	(13)
Interest expense, net of interest capitalized	248	603	725	1,324
Depreciation and amortization expenses	435	410	1,265	1,190
Income tax expense (1)	34	23	67	46
EBITDA	2,289	2,143	5,553	4,872

Other expense (income) (2)	2	3	(13)	(9)
Equity investment impairment, recovery losses, and other	—	—	(1)	—
Restructuring charges and other initiative expenses (3)	1	2	7	5
Impairment losses (4)	—	—	—	6
Adjusted EBITDA	$2,293	$2,148	$5,545	$4,874

Total revenues	$5,139	$4,886	$13,676	$12,724

APCD	13,698,886	13,316,981	39,299,263	37,836,007
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$114.94	$83.37	$89.42	$61.44
Adjusted EBITDA per APCD	$167.35	$161.25	$141.09	$128.81
Adjusted EBITDA Margin	44.6%	44.0%	40.5%	38.3%

(1) These amounts are included in Other expense within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating expense (income). The amount excludes income tax expense, included in the EBITDA calculation above.
(3) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(4) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings per Share were calculated as follows (in millions, except per share data. Certain amounts may not add due to use of rounded numbers; reported Adjusted Net Income attributable to Royal Caribbean Cruises Ltd., Earnings per Share, and Adjusted Earnings per Share amounts are calculated from the underlying dollar amounts):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,575	$1,111	$3,514	$2,325
Loss on extinguishment of debt and inducement expense (1)	—	323	10	456
Amortization of Silversea intangible assets resulting from the Silversea acquisition (2)	2	2	5	5
Restructuring charges and other initiative expenses (3)	1	2	7	5
Equity investments impairment, recovery of losses, and other	—	—	(1)	—
Impairment losses (4)	—	—	—	6
Gain on sale of noncontrolling interest (5)	—	—	(11)	—
PortMiami tax on sale of noncontrolling interest (6)	—	(3)	—	(3)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$1,577	$1,435	$3,523	$2,794

Earnings per Share - Diluted (7)	$5.74	$4.21	$12.83	$8.91
Adjusted Earnings per Share - Diluted (8)	$5.75	$5.20	$12.83	$10.16

Weighted-Average Shares Outstanding - Diluted	274	264	275	280

(1) For 2025 and for 2024, includes $10 million and $119 million, respectively of inducement expense related to the partial settlement of our 6.00% convertible notes due 2025. These amounts are included in Interest expense, net of interest capitalized within our consolidated statements of comprehensive income (loss).
(2) Represents the amortization of the Silversea intangible assets resulting from the 2018 Silversea acquisition.
(3) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(4) For 2024, represents property and equipment impairment charges related to certain construction in progress assets which we determined would no longer be completed. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(5) Represents gain on sale of noncontrolling interest of Floating Docks and Grand Bahama Shipyard. These amounts are included in Other income within our consolidated statements of comprehensive income (loss).
(6)    For 2024, represents adjustments to tax impacts on the 2023 PortMiami sale of noncontrolling interest. These amounts are included in Other expense in our consolidated statements of comprehensive income (loss).
(7) Diluted EPS includes the add-back of dilutive inducement and interest expense related to our convertible notes of $16 million and $169 million for the nine months ended September 30, 2025, and 2024, respectively.
(8) Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $6 million for the nine months ended September 30, 2025, and $13 million and $51 million for the quarter and nine months ended September 30, 2024, respectively.